Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2021 First Quarter Results

Strong Operating Income & EPS Growth Demonstrates Progress on Acceleration Program

  Gross Margin Increased By More Than 300 Basis Points And SG&A Declined Significantly, Driving Over 700 Basis Points of Operating Margin Expansion Year-Over-Year
  GAAP Operating Income was $202 Million vs. $52 Million a Year Ago; Non-GAAP Operating Income was $229 Million vs. $167 Million a Year Ago
  GAAP EPS was $0.83 vs. $0.07 a Year Ago; Non-GAAP EPS was $0.58 vs. $0.40 a Year Ago

NEW YORK--(BUSINESS WIRE)--October 29, 2020--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal first quarter ended September 26, 2020.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “We are very pleased with our first quarter results, which exceeded expectations and demonstrated the bold actions we are implementing as part of our Acceleration Program. We delivered strong profit growth across our portfolio of brands in the face of an unprecedented and challenging backdrop. We drove a meaningful sequential improvement in topline trends, supported by strength in Digital and China. At the same time, we expanded gross margin by deliberately reducing promotional activity and raising AUR, while also tightly controlling SG&A expense. Taken together, we achieved a significant increase in EPS and generated positive free cash flow.”

Ms. Crevoiserat continued, “Our performance underscores the power of our brands, the agility of our talented teams and the competitive advantage of Tapestry’s enabling platform. Importantly, it also reinforces the potential of our Acceleration Program. Guided by an unwavering focus on the consumer and supported by new ways of working, we are positioning the Company to successfully navigate the dynamic environment and drive long-term, sustainable growth.”

Tapestry, Inc. Fiscal First Quarter 2021 Highlights

  Delivered top and bottom line results materially ahead of expectations
  Achieved sequential improvement in revenue trends across all brands
  Drove a second consecutive quarter of triple-digit e-commerce growth versus prior year, while simultaneously improving global store sales trends
  Posted double-digit year-over-year revenue growth in Mainland China
  Significantly expanded gross margins by over 300 basis points driven in part by lower, more disciplined promotional activity
  Realized substantial decline in SG&A of 27% on a reported basis and 20% on a non-GAAP basis, reflecting effective expense management and previously announced actions to transform the Company’s operating model, including a 20% reduction in Tapestry’s run-rate corporate headcount costs
  Increased operating margin by over 700 basis points on a GAAP and non-GAAP basis
  Tightly managed inventories, which declined 8% from prior year and are well-positioned heading into the holiday quarter
  Generated positive free cash flow of $64 million as compared to an outflow of $66 million in the prior year
  Ended the quarter with $1.5 billion in cash and equivalents

Acceleration Program Highlights

In the first fiscal quarter, the Company made meaningful progress against its previously announced Acceleration Program to sharpen its focus on the consumer, leverage data to lead with a digital-first mindset and transform into a leaner and more responsive organization:

  Recruited nearly 800,000 new customers across brands in North America through our e-commerce channels, meeting consumers where they choose to shop and leveraging marketing capabilities to drive engagement and enhance the customer’s digital journey;
  Drove significant growth in China through compelling product assortments, enhanced marketing and expanded reach across direct channels and third party online distribution; Coach is the number one ranked handbag brand on Tmall;
  Leveraged data and analytics to optimize marketing messaging, assortment planning and promotional levels to support higher AUR;
  Made further progress in creating an agile and scalable operating model, with a streamlined organizational structure and empowered teams, while optimizing our global fleet with 15 net store closures in the first fiscal quarter representing a net decrease of 50 stores from the prior year; Remain on track to achieve gross run-rate savings of $300 million, including gross savings of $200 million in fiscal 2021.

Through these initiatives, the Company is better meeting the needs of each of its brands' unique customers to drive engagement and desire for its products among new and existing customers, creating a strong foundation for profitable expansion.

Overview of First Quarter 2021 Tapestry, Inc. Results

  Net sales totaled $1.17 billion for the fiscal first quarter as compared to $1.36 billion in the prior year, representing a 14% decline.
  Gross profit totaled $830 million, while gross margin was 70.8%, on a reported and non-GAAP basis. This compared to prior year reported gross profit of approximately $914 million and gross margin of 67.3%. On a non-GAAP basis, gross profit in the year ago period totaled $919 million with gross margin of 67.6%.
  SG&A expenses totaled $628 million on a reported basis and represented 53.6% of sales compared to $863 million and 63.5%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $601 million and represented 51.3% of sales as compared to $752 million and 55.4%, respectively, in the year ago period.
  Operating income was $202 million on a reported basis, while operating margin was 17.3% versus operating income of $52 million and an operating margin of 3.8% in the prior year. On a non-GAAP basis, operating income was $229 million, while operating margin was 19.5% versus operating income of $167 million and an operating margin of 12.3% in the prior year.
  Net interest expense was $19 million in the quarter as compared to $12 million in the year ago period.
  Other income was $3 million versus an expense of $13 million in the prior year.
  Net income for the quarter was $232 million on a reported basis, with earnings per diluted share of $0.83. This compared to net income of $20 million with earnings per diluted share of $0.07 in the prior year period. The reported tax rate for the quarter was (25.0)%, reflecting the benefit under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, most notably the Net Operating Loss (“NOL”) carryback claim. This compared to the prior year reported tax rate of 24.8%. On a non-GAAP basis, net income for the quarter was $161 million with earnings per diluted share of $0.58. This compared to non-GAAP net income of $114 million with earnings per diluted share of $0.40 in the prior year period. The non-GAAP tax rate for the quarter, which excludes the tax impact under the CARES Act, was 24.1% compared to 19.6% in the prior year.
  Inventory was $811 million at the end of quarter versus ending inventory of $880 million in the year ago period.

Fiscal first quarter results by brand were as follows:

Coach First Quarter 2021 Results

  Net sales for Coach totaled $875 million for the fiscal first quarter as compared to $966 million in the prior year, representing a decline of 9%.
  Gross profit for Coach totaled $645 million, while gross margin was 73.7% on a reported and non-GAAP basis. This compared to prior year gross profit of $678 million on a reported and non-GAAP basis, while gross margin was 70.1% and 70.2% on a reported and non-GAAP basis, respectively.
  SG&A expenses for Coach were $375 million on a reported basis and represented 42.8% of sales compared to $478 million and 49.5%, respectively, in the year ago period. On a non-GAAP basis, SG&A expenses were $364 million and represented 41.6% of sales compared to expenses of $436 million or 45.2% of sales in the prior year.
  Operating income for Coach was $270 million compared to reported operating income of approximately $200 million in the prior year, while operating margin was 30.8% versus 20.7% a year ago. On a non-GAAP basis, operating income was $281 million compared to $241 million in the prior year, while operating margin was 32.1% versus 25.0% a year ago.

Kate Spade First Quarter 2021 Results

  Net sales for Kate Spade totaled $240 million for the fiscal first quarter as compared to $306 million in the prior year, representing a decline of 21%, which included the impact related to a strategic pullback in lower margin wholesale disposition sales.
  Gross profit for Kate Spade totaled $154 million on both a reported basis and non-GAAP basis, while gross margin was 64.1%. This compared to reported gross profit and margin in the prior year of $192 million and 62.7%, respectively. On a non-GAAP basis, prior year gross profit was $193 million, while gross margin was 63.1%.
  SG&A expenses for Kate Spade were $131 million on a reported basis and represented 54.5% of sales. This compared to reported SG&A expenses of $199 million in the year ago period, which represented 65.0% of sales. On a non-GAAP basis, SG&A expenses were $130 million and represented 54.0% of sales. This compared to SG&A expenses of $173 million or 56.7% of sales on a non-GAAP basis in the previous year.
  Operating income for Kate Spade was $23 million on a reported basis, representing an operating margin of 9.6%. This compared to an operating loss of $7 million and an operating margin of (2.4)% on a reported basis in the year ago period. On a non-GAAP basis, operating income was $24 million, while operating margin was 10.1%. This compared to operating income of $19 million and an operating margin of 6.3% on a non-GAAP basis in the previous year.

Stuart Weitzman First Quarter 2021 Results

  Net sales for Stuart Weitzman totaled $56 million for the fiscal first quarter compared to $87 million in the same period of the prior year, representing a 35% decline.
  Gross profit for Stuart Weitzman totaled $31 million on both a reported and non-GAAP basis, while gross margin for the quarter was 55.3%. This compared to prior year reported gross profit of $45 million and gross margin of 52.5%. On a non-GAAP basis, prior year gross profit was $48 million, while gross margin was 55.7%.
  SG&A expenses for Stuart Weitzman were $31 million on a reported basis and represented 55.2% of sales. This compared to reported SG&A expenses of $65 million in the year ago period, which represented 74.8% of sales. On a non-GAAP basis, SG&A expenses were approximately $34 million and represented 59.5% of sales as compared to $58 million or 67.2% of sales in the prior year period.
  Operating profit was breakeven on a reported basis, representing an operating margin of 0.0%, compared to an operating loss of $19 million and operating margin of (22.2)% in the year ago period. On a non-GAAP basis, the operating loss was approximately $2 million or a (4.2)% operating margin versus an operating loss of $10 million and operating margin of (11.5)% in the prior year.

Non-GAAP Reconciliation

During the first fiscal quarter of 2021, the Company recorded the following on a reported basis:

  CARES Act Tax Impact: $92 million of tax benefits under the CARES Act, most notably the NOL carryback claim. This reflects the Company’s provisional estimate and is subject to adjustment as estimation approaches are refined.
  Acceleration Program: $27 million of pre-tax charges primarily associated with professional fees incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives, as well as actions to streamline the Company's organization, which includes severance. The Company continues to expect to incur total charges of $185 to $200 million over the life of the Acceleration Program, including $75 to $90 million in remaining charges. The majority of these future costs are estimated to be cash and recorded primarily in fiscal 2021.

Taken together, on a reported basis, these items decreased the Company’s operating income by $27 million, while increasing net income and earnings per diluted share by $71 million and $0.25, respectively. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Conclusion

Ms. Crevoiserat continued, “We are confident in the strong foundation we’re building and our ability to create long-term value for our stakeholders. As we enter the holiday season, our teams continue to focus on the factors within our control. We are putting the consumer first, delivering innovative, relevant and beautifully crafted product, while staying true to the unique purpose of each of our brands. We are also leaning into the opportunity to evolve with the changing landscape and shifting consumer needs and preferences. Given the strength of the first quarter, we are increasingly optimistic in our ability to drive sustainable top and bottom line growth over our planning horizon.”

Fiscal Year 2021 Outlook

Due to the dynamic nature of the Covid-19 crisis and lack of visibility, the potential financial impact to our business cannot be accurately projected. Therefore, the Company is not providing detailed guidance for fiscal 2021. However, given the strong start to the fiscal year and assuming a continued steady recovery emerging from the pandemic, the Company continues to expect a topline inflection in the second half of the fiscal year, with both revenue and bottom line growth now projected for fiscal 2021.

The Company also notes that fiscal 2021 includes a 53rd week in its fourth fiscal quarter.

Conference Call Details

The Company will host a conference call to review these results at 7:30 a.m. (ET) today, October 29, 2020. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 9406188. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 9406188. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report fiscal 2021 second quarter results on Thursday, February 4, 2021. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2021 Outlook,” and statements regarding the Acceleration Program, including future charges under and future impacts of this program, the potential impact of the Covid-19 pandemic and success of mitigating actions, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “sharpening,” transforming,” “deepening,” “creating,” accelerating,” “enhancing,” leaning into,” “strengthening,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “progress,” “future,” “emerge,” “assure,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “strategic agenda,” “long-term objectives,” “steady recovery,” “growth opportunities,” “view,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters Ended September 26, 2020 and September 28, 2019
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	September 26, 2020	September 28, 2019

Net sales	$1,172.2	$1,357.9

Cost of sales	342.0	443.4

Gross profit	830.2	914.5

Selling, general and administrative expenses	628.0	862.9

Operating income (loss)	202.2	51.6

Interest expense, net	19.4	12.3

Other expense (income)	(2.6)	12.7

Income (loss) before provision for income taxes	185.4	26.6

Provision for income taxes	(46.3)	6.6

Net income (loss)	$231.7	$20.0

Net income (loss) per share:

Basic	$0.84	$0.07

Diluted	$0.83	$0.07

Shares used in computing net income per share:

Basic	276.8	284.4

Diluted	277.9	285.7

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarters Ended September 26, 2020 and September 28, 2019
(in millions)
(unaudited)

	QUARTER ENDED
	September 26, 2020	September 28, 2019	% Change	Constant Currency % Change

Coach	$875.4	$965.9	(9)%	(10)%
Kate Spade	240.4	305.5	(21)%	(21)%
Stuart Weitzman	56.4	86.5	(35)%	(35)%
Total Tapestry	$1,172.2	$1,357.9	(14)%	(14)%

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended September 26, 2020
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	644.9	-	-	644.9
Kate Spade	154.1	-	-	154.1
Stuart Weitzman	31.2	-	-	31.2
Gross profit(1)	$830.2	$-	$-	$830.2

SG&A expenses
Coach	374.9	-	10.7	364.2
Kate Spade	130.9	-	1.0	129.9
Stuart Weitzman	31.2	-	(2.4)	33.6
Corporate	91.0	-	17.3	73.7
SG&A expenses	$628.0	$-	$26.6	$601.4

Operating income (loss)
Coach	270.0	-	(10.7)	280.7
Kate Spade	23.2	-	(1.0)	24.2
Stuart Weitzman	-	-	2.4	(2.4)
Corporate	(91.0)	-	(17.3)	(73.7)
Operating income (loss)	$202.2	$-	$(26.6)	$228.8

Provision for income taxes	(46.3)	(91.7)	(5.8)	51.2
Net income (loss)	$231.7	$91.7	$(20.8)	$160.8
Net income (loss) per diluted common share	$0.83	$0.33	$(0.08)	$0.58

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended September 28, 2019
		Items Affecting Comparability
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration costs	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	677.6	-	(0.1)	-	677.7
Kate Spade	191.5	-	(1.2)	-	192.7
Stuart Weitzman	45.4	-	(2.8)	-	48.2
Gross profit(1)	$914.5	$-	$(4.1)	$-	$918.6

SG&A expenses
Coach	478.1	-	0.3	41.5	436.3
Kate Spade	198.7	-	0.1	25.2	173.4
Stuart Weitzman	64.7	-	(2.4)	8.9	58.2
Corporate	121.4	14.5	22.7	-	84.2
SG&A expenses	$862.9	$14.5	$20.7	$75.6	$752.1

Operating income (loss)
Coach	199.5	-	(0.4)	(41.5)	241.4
Kate Spade	(7.2)	-	(1.3)	(25.2)	19.3
Stuart Weitzman	(19.3)	-	(0.4)	(8.9)	(10.0)
Corporate	(121.4)	(14.5)	(22.7)	-	(84.2)
Operating income (loss)	$51.6	$(14.5)	$(24.8)	$(75.6)	$166.5

Provision for income taxes	6.6	(3.5)	(5.4)	(12.1)	27.6
Net income (loss)	$20.0	$(11.0)	$(19.4)	$(63.5)	$113.9
Net income (loss) per diluted common share	$0.07	$(0.04)	$(0.07)	$(0.22)	$0.40

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to the tax benefit the Company received under the CARES Act and the Acceleration Program for the first quarter of fiscal year 2021 and ERP Implementation, Organization-related & Integration Costs and Impairment for the first quarter of fiscal year 2020.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 26, 2020 and June 27, 2020
(in millions)

	(unaudited)	(audited)
	September 26, 2020	June 27, 2020
ASSETS

Cash, cash equivalents and short-term investments	$1,522.4	$1,434.4
Receivables	251.1	193.3
Inventories	811.2	736.9
Other current assets	260.8	188.5

Total current assets	2,845.5	2,553.1

Property and equipment, net	753.0	775.2
Lease right-of-use assets	1,692.6	1,757.0
Other noncurrent assets	2,842.3	2,838.9

Total assets	$8,133.4	$7,924.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$296.0	$130.8
Accrued liabilities	470.1	511.0
Short-term lease liabilities	341.4	388.8
Current debt	711.5	711.5

Total current liabilities	1,819.0	1,742.1

Long-term debt	1,588.6	1,587.9
Long-term lease liabilities	1,739.9	1,799.8
Other liabilities	455.8	518.0

Stockholders' equity	2,530.1	2,276.4

Total liabilities and stockholders' equity	$8,133.4	$7,924.2

TAPESTRY, INC.
STORE COUNT
At June 27, 2020 and September 26, 2020
(unaudited)

	As of			As of
Directly-Operated Store Count:	June 27, 2020	Openings	(Closures)	September 26, 2020

Coach
North America	375	-	(1)	374
International	583	13	(13)	583

Kate Spade
North America	213	3	-	216
International	207	6	(5)	208

Stuart Weitzman
North America	58	-	(3)	55
International	73	3	(18)	58

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com